Exhibit 10.7

Precision Industries, Inc.

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (“Agreement”) is made between Precision Industries, Inc., a Pennsylvania corporation (“Company”), and Thomas Sedlak (“Executive”), effective as of the effective date of the Employment Agreement between the Company and Executive (the “Employment Agreement”) (the “Effective Date”).

BACKGROUND INFORMATION

A.Executive is employed as the Chief Executive Officer of the Company.

B.Executive desires to have the opportunity to defer and postpone a portion of the compensation to be earned for services to be rendered in 2020 (after the Effective Date) and in future years of employment, and in consideration of the performance of future services to the Company by Executive, the Company is willing to permit Executive to defer and postpone a portion of such compensation, on the terms and subject to the conditions of this Agreement.

C.The Company intends for this Agreement to be an unfunded, nonqualified deferred compensation arrangement, as provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that the Agreement satisfy the requirements of a “top hat” arrangement thereunder and under Labor Regulation Section 2520.104-23.

D.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance of general applicability issued thereunder.

AGREEMENT

The Company and Executive acknowledge the accuracy of the foregoing background information and agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL PROVISIONS

1.1Definitions.  Unless the context requires otherwise, the terms defined in this Article shall have the meanings set forth below unless the context clearly requires another meaning.  When the defined meaning is intended, the term is capitalized:

(a)Account.  A hypothetical bookkeeping account established in the name of Executive and maintained by the Company to reflect Executive’s interests under this Agreement.

(b)Base Salary.  The annual rate of base pay paid by the Company to or for the benefit of Executive for services rendered.

(c)Beneficiary. Any person who becomes entitled to receive any distribution hereunder by reason of the death of Executive.

(d)Board.  The Company’s Board of Directors.

(e)Director.  A member of the Board of Directors of the Company.

(f)Investment Options. The investment funds, index(es) or vehicle(s) as are selected by Executive, from time to time, in the same investment choices available under the Precision Industries 401(k) Plan.

(g)Separation from Service.  Executive separates from service with the Company if Executive dies, retires or otherwise has a termination of employment with the Company.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 49 percent of the average level of bona fide services performed over the immediately preceding 12-month period. Executive will not be deemed to have experienced a Separation from Service if Executive is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract.  If the period of leave exceeds six months and Executive does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. If Executive provides services both as an employee and as a Director, the services provided as a Director are generally not taken into account in determining whether Executive has a Separation from Service as an employee for purposes of this Agreement.

(h)Specified Employee. A “key employee” of the Company who meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the calendar year. If Executive is a key employee as of December 31 of a given calendar year, Executive is treated as a key employee for the entire twelve (12) month period beginning on the following April 1.

1.2General Provisions. Singular and plural forms are interchangeable under this Agreement.  Certain terms of more limited application have been defined in the sections to which they are principally applicable.  The division of the Agreement into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE 2

EMPLOYMENT

2.1Employment Contract. Executive acknowledges that he has signed the Employment Agreement, which remains in full force and effect. This Agreement is a supplement to the Employment Agreement and does not supersede or modify the Employment Agreement.

2.2Rights Preserved.  Nothing in this Agreement shall be construed to confer upon Executive the right to continue in the employment of the Company, or to require the Company to continue the employment of Executive.

ARTICLE 3

DEFERRED COMPENSATION

3.1Executive’s Account.  Solely for the purpose of measuring the amount of the Company’s obligations to Executive or his Beneficiaries under this Agreement, the Company will maintain a separate bookkeeping record of Executive’s Account that reflects the accumulated deferred payments and any hypothetical earnings or losses thereon in accordance with Sections 3.2 and 3.3 of this Agreement.

3.2Deferred Payments.  The Company agrees to credit to the Executive’s Account an amount equal to fifteen percent (15%) of the Executive’s Base Salary for the year. The amount credited to the Executive’s Account, plus earnings, shall be paid to Executive as deferred compensation after Executive experiences a Separation from Service with the Company. Amounts will be credited to Executive’s Account under this Section 3.2 at such times as the Executive receives the payment of his Base Salary. Amounts credited to the Executive’s Account under this Section 3.2 are a bookkeeping entry only and shall not constitute a deferral of the Executive’s Base Salary.

3.3Investment Earnings. In addition to the amounts credited to the Executive’s Account, within 30 days following the last day of each calendar year, the Company will credit to Executive’s Account, as of the January 1 immediately following such calendar year end, a dollar amount equal to the hypothetical earnings or (subtract) losses based on the performance results of the hypothetical account(s) invested in one or more of the Investment Options pursuant to Executive’s directions.

ARTICLE 4

Vesting

Amounts allocated under Section 3.2 and investment earnings credited to Executive’s Account under Section 3.3 shall vest immediately upon allocation and crediting and shall be nonforfeitable at such time, subject, however, to the forfeiture provisions of Section 4.7 of the Employment Agreement.

ARTICLE 5

Payment

5.1Time and Form of Payment. At the time of execution of this Agreement, Executive shall make a one-time, irrevocable election (on Addendum 1 hereto), designating the form of payment for all amounts deferred under this Agreement. The accumulated amount credited to Executive’s Account shall be paid or distributed, in cash, at the time(s) and in the form of payment as elected by Executive using the Distribution Election Form attached hereto as an Addendum 1. If the installment method is elected, at the time for each subsequent annual payment earnings or losses on the unpaid accumulated balance of Executive’s Account, to be computed as provided for in Section 3.3 above, will be added to the annual payment.

5.2Lump Sum Payment Election. If the lump sum payment option is elected, payment shall be made in cash to Executive on the first of January following the date on which the Separation from Service occurs (unless the “Specified Employee” rules apply).

5.3Installment Payment Election. If the installment method is elected, the first annual installment payment will be made on the first of January following the date on which the Separation from

Service occurs (unless the “Specified Employee” rules apply). Annual payments for each succeeding year shall be paid to Executive on the first of January of each such year.

5.4Delay of Distribution for Specified Employees.  Notwithstanding any provision within this Article 5 or any election made by Executive, in the event that Executive is determined to be a Specified Employee, no benefits accrued (and investment earnings or losses thereon) under this Agreement may be paid until six months following the date upon which Executive experiences a Separation from Service. If Executive is determined to be a Specified Employee, the lump sum payment or first annual installment payment, as applicable, will be paid upon the later of (i) the first of January following the Separation from Service or (ii) the expiration of the six-month period following Separation from Service.

5.5Delay of Distributions Due to Corporate Events.  A distribution of benefits accrued (and investment earnings or losses thereon) otherwise payable in accordance with this Article 5 will be delayed to a date after the distribution date otherwise prescribed under this Article 5 if any of the following circumstances occurs:

(a)where the Company reasonably anticipates that the distribution of such benefits accrued will violate federal securities laws or other applicable law within the meaning of Code Section 409A and the regulations thereunder; provided, however, that such distribution will be made or commence at the earliest date at which the Company reasonably anticipates that the making of such distribution will not cause such violation; or

(b)upon such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Code.

5.6Distributions Prior to Payment Date.  The Company may make a distribution of benefits accrued earlier than Executive’s distribution date prescribed under this Article 5:

(a)if this Agreement fails to meet the requirements of Code Section 409A and the regulations thereunder, but only to the extent that the amount of the distribution does not exceed the amount required to be included in Executive’s income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder; or

(b)upon the termination of this Agreement in accordance with Treas. Reg. 1.409A-3(j)(4)(ix).

ARTICLE 6

Miscellaneous Provisions

6.1Code Section 409A Compliance.  This Agreement is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder).  In the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A, then such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A and to preserve as closely as possible the intention of the Company in maintaining this Agreement.  The Company expressly reserves the right to amend this Agreement, consistent with the prior sentence, to comply with Code Section 409A in the event it later determines that any provision herein causes this Agreement not to comply with Code Section 409A.

6.2Funding.  All benefits under this Agreement are unfunded and the Company shall not be required to establish any special or separate fund nor to make any other segregation of assets in order to assure the payment of any amounts under this Agreement. The right of Executive or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither Executive nor his Beneficiary shall have any rights in or against any amounts credited under this Agreement or any other specific assets of the Company.

6.3Anti-Assignment.  No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.  If Executive or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under this Agreement, then those rights, in the discretion of the Company, shall cease.  In this case, the Company may hold or apply the benefits at issue or any part thereof for the benefit of Executive or Executive’s Beneficiary in such manner as the Committee may deem proper.

6.4References to Code, Statutes and Regulations.  Any and all references in this Agreement to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

6.5Liability.  The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of this Agreement, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct.

6.6Governing Law.  This Agreement is an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Sections 201(2) and 401(a)(1) of ERISA. As such, this Agreement is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred upon participants by ERISA are conferred under the terms of this Agreement, except as expressly noted or required by operation of law. To the extent not superseded by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, county of Clark. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.7Severability.  In the event that any one or more of the provisions of this Agreement for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

6.8Taxes. The Company shall be entitled to withhold any taxes from any distribution hereunder as it believes necessary, appropriate, or required under relevant law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

PRECISION INDUSTRIES, INC.
By: /s/ Jon Isaac Print Name: Jon Isaac Title: President Date: July 14, 2020
EXECUTIVE
Signature: /s/ Thomas Sedlak Thomas Sedlak Date: July 14, 2020